ALLIANCE AGREEMENT between USIS Commercial Services, Inc. and Labwire, Inc.
This Alliance Agreement (“Agreement”) is entered into on this 3rd day of 2008 by and between Labwire, Inc. (hereinafter “Labwire”), and USIS Commercial Services, Inc., (hereinafter “USIS”).

WHEREAS USIS provides certain pre-employment background screening products and services and drug/alcohol testing services to end user customers all of which are hereafter referred to, both singularly and collectively, as the “USIS Services” and USIS maintains a Web site at www.usis.com (which site and any successor sites shall be referred to as the “USIS Site'); and

WHEREAS Labwire provides certain automated drug testing program management services and related products referred to, both singularly and collectively, as the “DAT Services* and maintains a Web site at www.labwire.com (which site and any successor or affiliated sites shall be referred to as the “Labwire Site”); and

WHEREAS USIS desires to promote Labwire as a preferred provider of DAT Services to certain specific customers; and

WHEREAS Labwire desires to provide incentives to USIS for the referral of Customers and the resulting revenues from such Referral Customers; and

NOW, THEREFORE, Labwire and USIS, in consideration of the mutual promises and undertakings herein recited and intending to be legally bound, agree as follows:

1.     Definitions. For purposes of this Agreement, the following definitions will apply:

a.      “Referral Customers” will mean the direct end-user clients of USIS who purchase USIS Services directly from USIS including DAT Services performed by Labwire and are referred by USIS to the DAT Services offered by Labwire.

b.     “Service Agreements” will mean executed contracts between USIS and Referral Customers under which USIS agrees to provide USIS Services including DAT Services performed by Labwire and deliver said products and services.

c.      “USIS Services” will mean the products and/or services directly provided by USIS to its end users under separate USIS Service Agreements and may include DAT Services provided by Labwire.

d.     “DAT Services” will mean the drug testing products and/or services provided by Labwire under the TPA Agreement between USIS and Labwire.

e.      “Commission” will mean the percentage of Revenue due to USIS for DAT Services provided by Labwire as TPA for Referral Customers to Labwire under this Agreement.

f.      “Revenue” will mean the flat price charged to the Referral Customer for DAT Services times the number of tests in the billing cycle.

2.     Term. The term of this Agreement will commence on the date first set forth above and will continue in effect for an initial term of two (2) years, unless earlier terminated pursuant to the terms and conditions of this Agreement.

3.     Responsibilities of USIS. USIS agrees to perform the following responsibilities in connection with this Agreement

a.     Subject to the terms and conditions of this Agreement, ail determinations concerning the terms and conditions of USIS Services offered to its customers, will be made by USIS.

b.     USIS will be responsible to provide USIS Services in accordance with the executed Service Agreements that USIS obtains with its customers.

c.     On a non-exclusive basis, USIS will promote Labwire as a recommended and preferred provider of DAT Services in exchange for tile Commission payments provided in Section 7 of this Agreement.

d.     USIS will advise Labwire of the prospective Referral Customer using the Referral Form attached to this Agreement as Exhibit A.

4.     Responsibilities of Labwire. Labwire agrees to perform the following responsibilities in connection with this Agreement.

a.      Labwire will provide DAT Services under the TPA Agreement with USIS.

b.     Labwire will not make any representations, warranties, or commitments relative to USIS Services or negotiate any USIS contract terms, conditions or prices.

c.      Labwire will pay Commissions to USIS for Referral Customers in accordance with the provisions of Section 7 of this Agreement.

5.        Expenses. Except as otherwise set forth in this Agreement, each party will be individually and solely liable for its own costs under this Agreement.

6.        Billing and Collection. USIS will perform all billing and collection functions with regard to orders placed by Referral Customers. All orders for USIS Services will be placed directly with USIS by Referral Customers and USIS will pay Labwire for relevant DAT Services provided under the terms of the TPA Agreement Labwire shall invoice USIS for DAT Services provided under the terms of the TPA Agreement and USIS shall pay such invoices for DAT Services directly to Labwire. Such payments from USIS to Labwire shall be discounted by the Commission percentage specified in Section 7 of this Agreement.

7.        Commissions on Referral Customers. Unless otherwise agreed by the parties hereto in writing, Labwire agrees that USIS shall be entitled to the Commission percentage of ten percent (10%) of Revenue received from Referral Customers. Revenue shall be defined as the flat price charged to the Referral Customer for DAT Services times the number of tests in the billing cycle. Any proposed change to the flat price charged to the Referral Customer for DAT Services under this Agreement will be reviewed and approved by both parties. Referral Commissions are subject to the following terms and conditions:

a.      Referral Customers shall be submitted to Labwire using the Customer Referral Form document provided in Exhibit A for each Referral Customer. USIS and Labwire shall follow the process defined in Exhibit A for submitting and qualifying prospective leads.

b.     Commissions wit) be deemed earned only when all of the following criteria are fulfilled:

i. The Referral Customer and USIS have entered into an agreement for the provision of USIS Services including DAT Services within one hundred eighty (180) days of the referral date (“Referral Date”) reflected in the specific Customer Referral Form tor the prospective customer's purchase of products duly executed by both parties to the contract. Commissions win be paid on the initial and alt subsequent orders for the term of the contract between USIS and the Referral Customer even if this Agreement terminates or expires.

ii. The DAT Services have been delivered to and paid for by the Referral Customer to USIS. USIS must employ reasonable commercial efforts to collect from delinquent Referral Customer accounts. Commission will not be paid on bad debts or amounts deemed by USIS to be uncollectible or for DAT Services not meeting the standards set forth in the TPA Agreement between USIS and Labwire.

c.      Unless otherwise agreed in writing, Commissions will be reported to and payable to USIS thirty (30) days after the end of the month in which the Commission is earned. The parties may agree to alternative methods for receiving compensation for Commissions and any such alternative payment methods shall be specified and agreed on the Customer Referral Form document provided in Exhibit A.

d.     Labwire agrees that it shall not knowingly solicit any USIS Customer. For purposes of this provision, solicitation includes without limitation, responding to Requests for Proposals, (RFP's), and direct or indirect sales calls that would result in direct competition for the provision of any USIS Services currently under direct contract between such USIS Customer and USIS. This provision specifically includes FirstGroup America and all of its affiliates, agents, subsidiaries, parents, successors, and assigns.

e.      If this Agreement is terminated, USIS will be entitled to continue to receive Commissions on qualified and accepted Referral Customers which were submitted to Labwire prior to the date of termination, or within thirty (30) days after such date of termination.

f.      USIS may in its sole discretion discontinue USIS Services for any Referral Customer if it reasonably determines that continued services to such Customer (1) would be detrimental to USIS's business (i.e.: such customer is a competitor, or has bad credit); or (2) would violate certain restrictions defined by USIS company policies for qualifying new customers; or, (3) would violate federal, state, or local taws; or (4) would violate USIS's contractual obligations with other parties such as government agencies or data suppliers.

g.     Both parties shall keep full and accurate records related to Referral Customers to enable accurate reporting of the commissions earned by USIS each month. Both parties shall have the right, upon reasonable prior written notice, to audit the books, records and accounts of the other relating to the Referral Customers and Commissions paid or due under this Agreement. The expenses of such audits shall be borne by the auditing party. Audits shall be limited to records specifically related to this Agreement. Audits shall occur no more often than three (3) times per calendar year and no more often man two (2) times per any quarter.

h.     Labwire will comply with reasonable procedures and guidelines established by USIS for the use of consumer information and will comply by all applicable federal, state, and local laws and regulations. USIS has the right to require reasonable evidence of Labwire's compliance with applicable laws and USIS's guidelines for use of consumer information products.

i.      Any violations discovered as a result of such audits may be cause for immediate action by either party, including but not limited to, termination of this Agreement.

8. Indemnification.

a.     Labwire will indemnify and hold USIS harmless from and against any and all third party claims and liabilities resulting therefrom, together with reasonable attorney's fees and costs incurred in connection therewith, resulting from:  (a) any unauthorized representations, warranties or commitments made by Labwire with respect to the USIS Services; or (b) any breach by Labwire of its obligations under this Agreement; or (c) Labwire's violation of applicable laws.

b.     Except for liabilities for which Labwire owes USIS an indemnification obligation as stated in 8(a), USIS will indemnify and hold Labwire harmless from and against any and all third party claims and liabilities resulting therefrom, together with reasonable attorney's fees and costs incurred in connection therewith, resulting from (1) any provision of USIS Services to any Referral Customer (2) breach by USIS of its obligations under this Agreement; or (3) USIS's violation of applicable laws.

c.     A party's duty to indemnify the other under this Agreement is conditional on: (a) the party seeking indemnification providing the indemnifying party with prompt notice of any claim, demand, action, liability, suit or damage for which indemnification is sought; and (b) the party seeking indemnification affording the indemnifying party with the opportunity to handle the defense of the matter for which indemnification is sought.

9. LIMITATION OF LIABILITY IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS.

10. Termination.

a.     Either party will have the right to terminate this Agreement at any time upon ninety (90) days advance written notice.  Either party will have the right to terminate this Agreement for Good Cause upon ten (10) days advance written notice, unless the other party cures the material breach stated for termination in such notice within ten (10) days of its receipt of such notice. “Good cause” will include, but not necessarily be limited to: (i) material breach of this Agreement by the other party; or (ii) the termination or suspension of business by the other party; or (iii) insolvency of the other party; or (iv) the other party becoming subject to bankruptcy or insolvency proceedings or to direct control by a trustee, receiver or similar authority. Good cause will also include modification by USIS of its distribution methods or discontinuance of the sale of the USIS Services or the DAT Services, in which event this Agreement with be terminated upon ninety (90) days written notice by USIS to Labwire.

b.     Termination of this Agreement will not constitute a waiver of any rights or remedies at law or in equity.

c.     Upon termination of this Agreement, all pre-existing Referral Customer Service Agreements will remain in effect with USIS per their terms. All obligations to pay Referral Commissions that were incurred prior to any termination of this Agreement shall survive termination of the Agreement.

d.     Termination of this agreement becomes effective upon discontinued integration and services accessed through integration notwithstanding the written notice provisions in Section 10.a above. Referral Commissions that were incurred during the integration shall survive termination of the Agreement and the discontinuation of the integration.

e.     The obligation to pay commissions to USIS shall survive the expiration or earlier termination of this Agreement

11.    Confidential Information. Proprietary or confidential information disclosed by the parties, including but not limited to the existence and the terms of this Agreement, technological information about weir respective Web sites, business plans, financial information, customer information, and pricing and sates information (“Confidential Information”) shall not be disclosed to any third party, other than to employees, agents, and consultants who need to know such Confidential Information and who shall be advised they are subject to these restrictions regarding Confidential Information. Recipient shall be responsible for any wrongful disclosure of Confidential Information made by any third party to whom Recipient revealed the Confidential Information, The foregoing obligations shall not apply with respect to any Confidential Information that (a) is or becomes publicly known through no wrongful act or omission of Recipient; (b) was rightfully known by Recipient before receipt from the disclosing party; (c) becomes rightfully known to Recipient without confidential or proprietary restriction from a source which does not owe a duty of confidentiality; or (d) is independently developed by Recipient without the use of, or reference to, the Confidential Information.  Recipient may disclose Confidential Information to the extent disclosure is required by law or court order; provided, however, that to the extent possible, prior to any such compelled disclosure, Recipient shall give the disclosing party reasonable advance notice of any such disclosure so the disclosing party has an opportunity to lawfully prevent or limit the scope of such disclosure. This Section shall survive the termination of this Agreement

12.    Relationship of the Parties. The relationship established by this Agreement is that of independent contractors. No partnership, employment, franchise, reseller, joint-venture or such other relationship is established by this Agreement neither party has the authority to incur obligations on behalf of the other; and, no community of interest is established among the parties by this Agreement. Although the parties hereto will collaborate to introduce new Customers to each other, each party will conduct its respective business at its own initiative, responsibility and expense.

13.    General.

a.     Agreement Modification. Except as expressly allowed herein, the terms of this Agreement may only be modified or waived by written agreement of both parties. Any waiver of any of the terms provided for herein is only for the particular matters specified and will not constitute a waiver of any of the other terms of this Agreement, nor will waiver of a provision in one instance prevent enforcement of that provision on any other occasion. USIS may, at any time and at its sole discretion, and with at least 30 days prior written notice to Labwire, discontinue any of the USIS Services, change the terms and conditions of its product and service agreements, and change service and product literature and any other service and product sales aids. Such changes will not affect current Customer agreements except to the extent permitted in such agreements.

b.     Force Majeure. Neither party will be liable in the event that its performance of this Agreement is prevented, or rendered so difficult or expensive as to be commercially impracticable, by reason of an Act of God, labor dispute, unavailability of transportation, goods or services, governmental restrictions or actions, war (declared or undeclared), or other hostilities, or by any other event, condition or cause which is not foreseeable on the date of this Agreement and is beyond the reasonable control of the party. It is expressly agreed that any failure of the United States Government to issue a required license for the export of any USIS Product ordered by Labwire hereunder will constitute an event of force majeure. In the event of non-performance or delay in performance attributable to any such causes, the period allowed for performance of the applicable obligation hereunder will be extended for a period equal to the period of the delay. However, the party so delayed will use its best efforts, without obligation to expend substantial amounts not otherwise required under this Agreement to remove or overcome the cause of delay. In the event that the performance of a party is delayed for more than six (6) months, the other party will have the right, which will be exercisable for so long as the cause of such delay will continue to exist, to terminate this Agreement without liability for such termination.

c.     Assignment  Neither party may assign this Agreement nor subcontract or delegate its responsibilities without the express written consent of the other whose consent shall not be unreasonably withheld. Any such assignment or subcontract will be void and will constitute a material breach and default under this Agreement

d.     Notice. Except as otherwise specified herein, any notice to be given under the terms of this Agreement will be in writing and will be either hand delivered or sent by overnight courier or United States mail, postage and delivery prepaid, to the parties at the addresses specified in this Agreement, or such other location as the other parties may provide each other from time to time by written notice. Notice will be deemed effective upon delivery.

e.      Governing Law. This Agreement will in all respects be governed by, and enforced and interpreted in accordance with, the laws of the State of Oklahoma, except with respect to its rules relating to conflicts of laws.

f.      Severability. In the event that one or more of the provisions contained in this Agreement will for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement will be enforced to the maximum extent possible.

g.     Third Party Beneficiaries. There are no third party beneficiaries to the Agreement.

h.     Use of the Parties' Names, Trademarks. Each party acknowledges and agrees that it neither acquires nor can it convey any right title or interest in and to the other party's trademarks, services marks, trade names, logos, copyrights, intellectual property rights or any other asset used to identify and distinguish tile other party's goods, services or business, as they exist today and as they may be amended or expanded in the future, all of which shall be collectively referred to herein as the “Marks” Each party must review and approve in writing, prior to use or publication, any and all use of its Marks on the Internet and all activities or communications that reference or use the Marks. Each party hereby grants the other a non-exclusive, non-transferable, limited license to reproduce, display and use its Marks solely to provide the Services. Upon termination of this Agreement each party shall immediately discontinue the use of the other's Marks.

i.      Merger/Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. There are no understandings or agreements, express or implied, not specified herein, and the foregoing terms and conditions will prevail, notwithstanding any variance with the terms and conditions of any documentation, order or other written materials submitted by Labwire with respect to this matter. This Agreement will not be deemed or construed to be modified, amended, rescinded, canceled or waived in whole or in part, except by written amendment by the parties hereto.

Each Party represents that the Agreement has been executed on such Party's behalf on the date written below by a representative authorized to bind that Party with respect to the undertakings and obligations contained in the Agreement

USIS Commercial Services, Inc.                                                                 Labwire, Inc.

By: //s// Tim M. Willis                                                                                   By: //s// G. Dexter Morris
       (Authorized Signature)                                                                                   (Authorized Signature)

Tim M. Willis, VP Director                                                                                   G. Dexter Morris
Print Name/Title                                                                                           Print Name/Title

Address:  4500 S. 129th E. Ave. Suite 200                        Address: 14133 Memorial Drive Suite 1
        Tulsa, OK  74134-5885                                                              Houston, TX 77079
Phone: 918-664-9991                                                                            Phone: 281-597-1611